UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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ENERGIZER HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

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ENERGIZER HOLDINGS, INC.
533 Maryville University Drive
St. Louis, Missouri 63141

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Energizer Holdings, Inc. to be held at 2:30 p.m. on Tuesday, January 25, 2005 at Energizer World Headquarters, 533 Maryville University Drive, St. Louis, Missouri 63141.

We hope you will attend in person. If you plan to do so, please bring the enclosed Shareholder Admittance Ticket with you.

Whether you plan to attend the meeting or not, we encourage you to read this Proxy Statement and vote your shares. You may sign, date and return the enclosed proxy as soon as possible in the postage-paid envelope provided, or you may vote by telephone or via Internet. However you decide to vote, we would appreciate your voting as soon as possible.

We look forward to seeing you at the Annual Meeting!

J. PATRICK MULCAHY
Chief Executive Officer

December 9, 2004

ENERGIZER HOLDINGS, INC.
533 Maryville University Drive
St. Louis, Missouri 63141

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders:

The Annual Meeting of Shareholders of Energizer Holdings, Inc. will be held at 2:30 p.m. on Tuesday, January 25, 2005, at Energizer World Headquarters, 533 Maryville University Drive, St. Louis, Missouri 63141.

 The purpose of the meeting is to:

elect four directors to serve three-year terms ending at the Annual Meeting held in 2008, one director to serve a one-year term ending at the Annual Meeting held in 2006, and one director to serve a two-year term ending at the Annual Meeting held in 2007, or until their respective successors are elected and qualified;

and to act upon such other matters as may properly come before the meeting.

You may vote if you are a shareholder of record on November 19, 2004. It is important that your shares be represented and voted at the Meeting. Please vote in one of these ways:

●  USE THE TOLL-FREE TELEPHONE NUMBER shown on the proxy card;
●  VISIT THE WEB SITE noted on the enclosed proxy card to vote via the Internet; OR
●  MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.

       By Order of the Board of Directors,

       Timothy L. Grosch
       Secretary

December 9, 2004

PROXY STATEMENT ------- VOTING PROCEDURES

YOUR VOTE IS VERY IMPORTANT

The Board of Directors is soliciting proxies to be used at the 2005 Annual Meeting. This proxy statement and the form of proxy will be mailed to shareholders beginning December 9, 2004.

Who Can Vote

Record holders of Energizer Holdings, Inc. Common Stock on November 19, 2004 may vote at the meeting. On November 19, 2004, there were 72,500,919 shares of Common Stock outstanding. The shares of Common Stock held in the Company’s treasury will not be voted.

How You Can Vote

There are three voting methods:

●	Voting by Mail. If you choose to vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided.
●	Voting by Telephone. You can vote your shares by telephone by calling the toll-free telephone number on the enclosed proxy card.
●	Voting by Internet. You can also vote via the Internet. The web site for Internet voting is on the enclosed proxy card, and voting is available 24 hours a day.

If you vote by telephone or via the Internet you should not return the proxy card.

How You May Revoke or Change Your Vote

You can revoke the proxy at any time before it is voted at the meeting by:

●	sending written notice of revocation to the Secretary;
●	submitting another proper proxy by telephone, Internet or paper ballot; or
●	attending the Annual Meeting and voting in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor from the holder of record, to be able to vote at the meeting.

General Information on Voting

You are entitled to cast one vote for each share of Common Stock you own on the record date. Shareholders do not have the right to vote cumulatively in electing directors. The election of each director nominee must be approved by a majority of shares entitled to vote and represented at the Annual Meeting in person or by proxy. Shares represented by a proxy marked “abstain” on any matter, or that provide that a vote be withheld with respect to the election of any one or more of the nominees for election as directors, will be considered present at the Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have voted in favor of the proposal or nominee. Therefore, any proxy marked “abstain” will have the effect of a vote against the matter. Shares represented by a proxy as to which there is a “broker non-vote” (for example, where a broker does not have discretionary authority to vote the shares), will be considered present at the meeting for purposes of determining a quorum, but will have no effect on the vote.

All shares that have been properly voted - whether by telephone, Internet or mail - and not revoked, will be voted at the Annual Meeting in accordance with your instructions. If you sign the enclosed proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed proxy card will have the discretion to vote on those matters for you. At the date this proxy statement went to press, no other matters had been raised for consideration at the Annual Meeting.

Voting By Participants in the Company’s Savings Investment Plan

If you participate in the Company’s Savings Investment Plan and had an account in the Energizer Common Stock Fund on November 11, 2004, the proxy will also serve as voting instructions to the trustee for that plan, Vanguard Fiduciary Trust Company, an affiliate of The Vanguard Group of Investment Companies, for the shares of Common Stock credited to your account on that date. If the trustee does not receive directions with respect to any shares of Common Stock held in the plan, it will vote those shares in the same proportion as it votes shares for which directions were received.

Costs of Solicitation

The Company will pay for preparing, printing and mailing this proxy statement. We have engaged Georgeson & Company, Inc. to help solicit proxies from shareholders for a fee of $11,500 plus its expenses. Proxies may also be solicited personally or by telephone by regular employees of the Company without additional compensation, as well as by employees of Georgeson. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs of sending the proxy materials to our beneficial owners.

Compliance With Section 16(a) Reporting

The rules of the Securities and Exchange Commission require that the Company disclose late filings of reports of stock ownership and changes in stock ownership by its directors and executive officers. Mr. Joseph McClanathan filed a Form 4 on January 20, 2004, 14 days after it was due, to disclose a distribution from the Energizer Stock Unit Fund of the Company’s Deferred Compensation Plan. The inadvertent delay in filing occurred because of a delay by the plan in paying the distribution, and the plan administrator’s failure to provide information regarding the distribution in a timely manner to Mr. McClanathan. To the best of the Company’s knowledge, all of the filings for the Company’s other executive officers and its directors were made on a timely basis in 2004.

ITEM 1. ELECTION OF DIRECTORS

The Board of Directors currently consists of ten members and is divided into three classes, with one class currently consisting of four members, and two classes consisting of three members each, with terms of service expiring at successive Annual Meetings. However, in light of the retirement of Dr. Danforth from the Board as of the 2005 Annual Meeting, and the retirement, at the same time, of J. Patrick Mulcahy as Chief Executive Officer (although he will remain on the Board as Vice Chairman), the Board has determined that it is advisable to add additional members to the Board, and has nominated three new candidates for election to the Board, in addition to re-nominating three current directors whose terms expire at the 2005 Annual Meeting.

In order to equalize the class sizes of the resulting twelve directors into three classes of four directors each, it is recommended that four directors be elected at the 2005 Annual Meeting to serve for a three-year term expiring at our Annual Meeting in the year 2008, that one director be elected to serve for a one-year term expiring at our Annual Meeting in the year 2006, and that one director be elected to serve for a two-year term expiring at our Annual Meeting in the year 2007.

The Board has nominated Ward M. Klein, who will succeed Mr. Mulcahy as Chief Executive Officer, and current directors Richard A. Liddy, Joe R. Micheletto, and W. Patrick McGinnis, for election as directors at this Meeting, to serve until the 2008 Annual Meeting. The Board has also nominated a new candidate, Mr. Bill G. Armstrong, for election as a director at this Meeting, to serve until the 2006 Annual Meeting, and another new candidate, Mr. John C. Hunter, for election as a director at this Meeting, to serve until the 2007 Annual Meeting. Each nominee has consented to serve for the above terms, and each nominee elected as a director will continue in office until his successor has been elected and qualified. If any nominee is unable to serve as a director at the time of the Annual Meeting, your proxy may be voted for the election of another person the Board may nominate in his place, unless you indicate otherwise.

Vote Required. The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote and represented in person or by proxy is required for the election of each director.

The Board of Directors recommends a vote FOR the election of these nominees for election as directors.

BILL G. ARMSTRONG, Nominated for election, Age 56
(Standing for election at this meeting for a term expiring in 2006)

Mr. Armstrong served as Executive Vice President and Chief Operating Officer, Cargill Animal Nutrition (animal feed products), from 2001 to 2004. Prior to that, Mr. Armstrong served as Chief Operating Officer, Agribrands International, Inc. (animal feed products) from 1998 to 2001. Also a director of Ralcorp Holdings, Inc.

JOHN C. HUNTER, Nominated for election, Age 57
(Standing for election at this meeting for a term expiring in 2007)

Mr. Hunter served as Chairman, President and Chief Executive Officer of Solutia, Inc. (chemical products) from 1999 to 2004. Mr. Hunter served as President and Chief Operating Officer of Solutia, Inc. from 1997 to 1999. On December 17, 2003, while Mr. Hunter served as President and Chief Executive Officer, Solutia, Inc. and fourteen of its U.S. subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Also a director of Penford Corporation and Hercules, Inc.

WARD M. KLEIN, Nominated for election, Age 49
(Standing for election at this meeting for a term expiring in 2008)

Mr. Klein has served as President and Chief Operating Officer, Energizer Holdings, Inc. since 2004, but effective January 25, 2005, he has been named Chief Executive Officer, Energizer Holdings, Inc. Mr. Klein served as President, International for Energizer Holdings, Inc. from 2002 to 2004, as Vice President, Asia Pacific from 2000 to 2002, and as Vice President and Area Chairman, Asia Pacific, Africa and Middle East for Ralston Purina Company’s Eveready Battery division from 1998 to 2000. Also a director of AmerUs Group Co.

RICHARD A. LIDDY, Director Since 2000, Age 69
(Standing for election at this meeting for a term expiring in 2008)

Mr. Liddy served as Chairman of the Board of GenAmerica Financial Corporation (insurance holding company) from 2000 to 2002. He also served as Chairman of the Board of the Reinsurance Group of America, Incorporated (insurance) from 1995 to 2002. Mr. Liddy was President of GenAmerica Financial from 1988 to 2000 and Chief Executive Officer of General American Life Insurance Company from 1992 to 2000. In January 2000, while Mr. Liddy served as President of GenAmerica Financial Corporation, GenAmerica sold its mutual holding company to Metropolitan Life Insurance Company. At the request of the Missouri State Insurance Department, a receiver was appointed in order to oversee the equitable distribution of proceeds to policyholders. Also a director of Brown Shoe Company, Inc., Ralcorp Holdings, Inc. and Ameren Corporation.

W. PATRICK MCGINNIS, Director Since 2002, Age 57
(Standing for election at this meeting for a term expiring in 2008)

Mr. McGinnis has served as Chief Executive Officer and President, Nestlé Purina PetCare Company (pet foods and related products) since 2001. From 1999 to 2001, he served as Chief Executive Officer and President, Ralston Purina Company, and from 1997 to 1999, he served as Co-Chief Executive Officer and Co-President of Ralston Purina Company, and as President and Chief Executive Officer of its Pet Products Group. Also a director of Brown Shoe Company, Inc.

JOE R. MICHELETTO, Director Since 2000, Age 68
(Standing for election at this meeting for a term expiring in 2008)

Mr. Micheletto has served as Vice Chairman of the Board, Ralcorp Holdings, Inc. since 2003. Mr. Micheletto served as Chief Executive Officer and President, Ralcorp Holdings, Inc. (food products) from 1996 to 2003. Also a director of Vail Resorts, Inc.

PAMELA M. NICHOLSON, Director Since 2002, Age 45
(Continuing in Office - Term expiring in 2006)

Ms. Nicholson has served as Executive Vice President and Chief Operating Officer, Enterprise Rent-A-Car (auto leasing) since 2004. She served as Senior Vice President, North American Operations for Enterprise from 1999 to 2004.

J. PATRICK MULCAHY, Director Since 2000, Age 60
(Continuing in Office - Term expiring in 2006)

Mr. Mulcahy has served as Chief Executive Officer, Energizer Holdings, Inc. since 2000, but he has served as Chairman of the Board and Chief Executive Officer of Eveready Battery Company, Inc. since 1987. He has announced that he will retire as an officer of Energizer Holdings, Inc. in January of 2005. He served as Co-Chief Executive Officer and Co-President of Ralston Purina Company from 1997 to 1999. Also a director of Solutia, Inc.

WILLIAM P. STIRITZ, Director Since 2000, Age 70
(Continuing in Office - Term expiring in 2006)

Mr. Stiritz has served as Chairman of the Board and Chairman of the Energizer Holdings, Inc. Management Strategy and Finance Committee since 2000. Mr. Stiritz served as Chairman of the Board, Chief Executive Officer and President of Agribrands International from 1998 to 2001. He also served as Chairman of the Board of Ralston Purina Company from 1982 to 2001. Also a director of Ball Corporation, The May Department Stores Company, Ralcorp Holdings, Inc. and Vail Resorts, Inc.

R. DAVID HOOVER, Director Since 2000, Age 59
(Continuing in Office - Term expiring in 2007)

Mr. Hoover has served as Chairman, President and Chief Executive Officer, Ball Corporation (beverage and food packaging and aerospace products and services) since 2002. Prior to that, he served as President and Chief Executive Officer from 2001 to 2002, as Vice Chairman, President and Chief Operating Officer from April 2000 to 2001, as Vice Chairman, President and Chief Financial Officer from January 2000 to April 2000, and as Vice Chairman and Chief Financial Officer from 1998 to 2000. Also a director of Ball Corporation and Irwin Financial Corporation.

JOHN E. KLEIN, Director Since 2003, Age 59
(Continuing in Office - Term expiring in 2007)

Mr. Klein has served as Executive Vice Chancellor for Administration, Washington University in St. Louis (education) since August, 2004. From 1985 to 2004, he served as President and Chief Executive Officer, Bunge North America, Inc. (agribusiness). Also a director of Embrex, Inc.

JOHN R. ROBERTS, Director Since 2003, Age 63
(Continuing in Office - Term expiring in 2007)

Mr. Roberts has served as Executive Director, Civic Progress St. Louis (civic organization) since 2000. From 1993 to 1998, he served as Managing Partner, Mid-South Region, Arthur Andersen LLP (public accountancy). Also a director of Regions Financial Corporation and Centene Corporation.

BOARD OF DIRECTORS STANDING COMMITTEES

Board Member	Board	Audit	Executive	Nominating and Executive Compensation
William H. Danforth	✓	✓	✓	✓
R. David Hoover	✓
John E. Klein	✓	✓	✓	✓*
Richard A. Liddy	✓	✓	✓	✓
W. Patrick McGinnis	✓		✓	✓
Joe R. Micheletto	✓		✓
J. Patrick Mulcahy	✓		✓
Pamela M. Nicholson	✓	✓	✓	✓
John R. Roberts	✓	✓*	✓	✓
William P. Stiritz	✓*		✓*
Meetings held in 2004	8	5	0	6

*Chairperson

Audit: Reviews auditing, accounting, financial reporting and internal control functions. Responsible for engaging and supervising our independent accountants, resolving differences between management and our independent accountants regarding financial reporting, pre-approving all audit and non-audit services provided by our independent accountants, and establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters. The Board of Directors has determined that all members are independent and financially literate in accordance with the criteria established by the Securities and Exchange Commission and the New York Stock Exchange. The Board has elected John R. Roberts as Chair of the Audit Committee, and has determined that he is both independent and an audit committee financial expert, as defined by Securities and Exchange Commission guidelines. The Charter of the Audit Committee has been posted on the Company’s website at www.Energizer.com under “Our Company: Corporate Governance”.

Executive: May act on behalf of the Board in the intervals between Board meetings.

Nominating and Executive Compensation: Sets compensation of executive officers, approves deferrals under the Company’s Deferred Compensation Plan, administers the Company’s 2000 Incentive Stock Plan and grants stock options and other awards under that plan. Monitors management compensation and benefit programs, and reviews principal employee relations policies. Recommends nominees for election as directors or executive officers to the Board. Also recommends committee memberships and compensation and benefits for directors. The Board of Directors has determined that all members are non-employee directors, and are independent, as defined in the listing standards of the New York Stock Exchange. The Charter of the Nominating and Executive Compensation Committee has been posted on the Company’s website at www.Energizer.com under “Our Company: Corporate Governance”.

Finance and Oversight: The Board has authorized the establishment of a new Finance and Oversight Committee of the Board, effective as of the 2005 Annual Meeting. The new Committee, consisting of Mr. Mulcahy as Chairman, Mr. Stiritz, and, if elected to the Board, Mr. Ward Klein, will be responsible for review of the Company’s financial condition, objectives and strategies, and acquisitions and other major transactions, and will make recommendations to the Board concerning financing requirements, stock repurchase programs and dividend policy, foreign currency management and pension fund performance. It will also be responsible for conducting the annual self-assessment process of the Board and its Committees, and will be charged with regular review of the Company’s Corporate Governance Principles. The Charter of the Finance and Oversight Committee has been posted on the Company’s website at www.Energizer.com under “Our Company: Corporate Governance”.

During fiscal year 2004, all directors attended 75% or more of the Board meetings and Committee meetings on which they served during their period of service. Each director is highly encouraged to attend the Company’s Annual Meeting of Shareholders each year. All directors attended the 2004 Annual Meeting, other than the late F. Sheridan Garrison, who retired from the Board as of the date of that meeting.

Director Independence

The Board of Directors has adopted Corporate Governance Principles providing that a majority of the Board, and the entire membership of the Audit and the Nominating and Executive Compensation Committees of the Board, shall consist of independent, non-management directors who meet the criteria for independence required by the New York Stock Exchange. To that end, the Board, in the Corporate Governance Principles, has established guidelines for determining whether a director is independent, which guidelines are consistent with the listing standards of the New York Stock Exchange. Director affiliations and transactions are regularly reviewed to ensure that there are no conflicts or relationships with the Company that might impair a director’s independence from the Company and management. The Company’s Corporate Governance Principles have been posted on the Company’s website at www.Energizer.com under "Our Company: Corporate Governance”.

Every year, the Company submits a questionnaire to each director and executive officer, and conducts its own internal review, for the purpose of identifying all transactions or relationships between each director, or any member of his or her immediate family, and the Company, its senior management and its independent auditor. Based on the responses to the 2004 questionnaire and the results of the review, and in accordance with the Company’s independence criteria, the Board has affirmatively determined that the following six non-employee directors are independent from management: William H. Danforth, Richard A. Liddy, W. Patrick McGinnis, Pamela M. Nicholson, John R. Roberts, and John E. Klein. In addition, the Board has determined that new candidates Bill G. Armstrong and John C. Hunter would also qualify as independent.

Director Nominations

The Nominating and Executive Compensation Committee is responsible for recommending candidates for election to the Company’s Board of Directors, consistent with the requirements for membership set forth in the Company’s Corporate Governance Principles. Those requirements include integrity, independence, energy, forthrightness, analytical skills and a willingness to challenge and stimulate management, and the ability to work as part of a team in an environment of trust. The Principles also indicate the Board’s belief that each director should have a basic understanding of (i) the principal operational and financial objectives and plans and strategies of the Company, (ii) the results of operations and financial condition of the Company and its business segments, and (iii) the relative standing of the Company and its business segments in relation to its competitors. In addition to those standards, the Committee seeks directors who will represent the diverse interests of the Company’s shareholders, and who bring to the Board a breadth of experience from a variety of industries and professional disciplines. The Committee is also responsible for articulating and refining specific criteria for Board and committee membership to supplement, as appropriate, the more general criteria set forth in the Principles.

The Committee expects a high level of commitment from Board members and evaluates each candidate’s leadership and experience, skills, expertise and character traits, including the candidate’s ability to devote sufficient time to Board and Committee meetings in light of other professional commitments. The Committee also reviews whether a potential candidate meets Board and/or Committee membership requirements, as set forth in the Company’s Corporate Governance Principles, determines whether a potential candidate is independent according to the Board’s established criteria, and evaluates the potential for a conflict of interest between the director and the Company.

Historically, when vacancies have occurred, or when the Board determined that additional members were appropriate, candidates have been recommended to the Committee by other Board members or the Chief Executive Officer. Mr. Armstrong, a current candidate for election to the Board, was recommended to the Committee by Mr. Stiritz, the Chairman of the Board. Mr. Hunter, another current candidate, was recommended to the Committee by Mr. Mulcahy, the Chief Executive Officer. The Committee, however, will consider and evaluate any shareholder-recommended candidates by applying the same criteria used to evaluate candidates recommended by directors or management. During fiscal year 2004, however, no director nominations were received from shareholders. The Committee also has authority to retain a recruitment firm if it deems it advisable. Shareholders who wish to suggest an individual for consideration for election to the Board of Directors may submit a written nomination to the Secretary of the Company, 533 Maryville University Drive, St. Louis, Missouri 63141, along with the shareholder’s name, address and number of shares of Common Stock beneficially owned; the name of the individual being nominated and number of shares of Common Stock beneficially owned; the candidate’s biographical information, including age, business and residential address, and principal occupation for the previous 5 years, and the nominee’s consent to being named as a nominee and to serving on the Board. A description of factors qualifying or recommending the nominee for service on the Board would also be helpful to the Committee in its consideration. To assist in the evaluation of shareholder-recommended candidates, the Committee may request that the shareholder provide certain additional information required to be disclosed in the Company’s proxy statement under Regulation 14A of the Securities Exchange Act of 1934. If the Committee determines a candidate, however proposed, is suitable for Board membership, it will make a recommendation to the Board for its consideration.

Under the Company’s Bylaws, shareholders may also nominate a candidate for election at an annual meeting of shareholders. See “Shareholder Proposals for 2006 Annual Meeting” for details regarding the procedures and timing for the submission of such nominations. Director nominees submitted through this process will be eligible for election at the Annual Meeting, but will not be included in proxy material sent to shareholders prior to the meeting.

Communicating Concerns to the Board

The Company has established several means for shareholders or others to communicate their concerns to the Board of Directors. If the concern relates to the Company's financial statements, business ethics, corporate conduct, accounting practices or internal controls, the concern should be submitted in writing to Mr. John R. Roberts, the Chair of the Audit Committee, in care of the Secretary of the Company, whose address is 533 Maryville University Drive, St. Louis, Missouri 63141. If the concern relates to the Company's governance practices, the concern may be submitted in writing to Mr. William P. Stiritz, the Chairman of the Board, in care of the Secretary of the Company. Executive sessions without management directors present are scheduled at each Board meeting, and are currently chaired by Mr. John E. Klein, the Chairman of the Nominating and Executive Compensation Committee, although beginning in January, 2005, they will be chaired by the Vice Chairman of the Board, Mr. J. Patrick Mulcahy. Concerns may be raised with the non-management directors by written communication to Mr. John E. Klein, in care of the Secretary of the Company. If the shareholder is unsure as to which category his or her concern relates, he or she may communicate it to any one of the independent directors in care of the Secretary of the Company.

The Company's "whistleblower" policy prohibits the Company or any of its employees from retaliating or taking any adverse action against anyone for raising a concern. If a shareholder or employee nonetheless prefers to raise his or her concern in a confidential or anonymous manner, he or she may call Global Compliance Services’ AlertLine, the Company’s outside service provider, toll-free at 877-521-5625, or leave a message at the Company’s confidential web address: https:/energizer.alertline.com. Confidential letters may be sent to any independent director at:

AlertLine
PMB 3767
13950 Ballantyne Corporate Place
Charlotte, North Carolina 28273
U.S.A.

Director Compensation

All directors, other than J. Patrick Mulcahy, received the following fees for serving on the Board or its Committees. Mr. Mulcahy received no compensation other than his normal salary from the Company for his service on the Board and its Committees.

Annual Retainer…………………..……..................$30,000
Fee for Each Board Meeting………………………….$1,000
Fee for Each Committee Meeting………………….…$1,000

The chairpersons of the Committees also received an additional annual retainer of $2,000 for each Committee that they chaired. Effective as of January 1, 2005, the Board has increased the Annual Retainer to $40,000, and the additional annual retainer for the Chairman of the Board and the Chairmen of the Audit Committee and the Nominating and Executive Compensation Committee to $10,000. In his capacity as an executive officer of the Company, Mr. Stiritz is permitted use of Company aircraft for personal travel and is reimbursed for taxes associated with such use, and such reimbursement, as is Mr. Mulcahy.

Stock Awards

On May 8, 2000, each non-employee director at that time received an option to purchase 10,000 shares of Common Stock of the Company at $17.00, the closing price for such shares on that date on the New York Stock Exchange composite index. Mr. Stiritz received an option to purchase 500,000 shares of Common Stock at the closing price on that date. Each director appointed since that initial grant has also received an option to purchase 10,000 shares on the date of his or her appointment to the Board, at the closing price of the Common Stock on that date. All of these options, which have been granted under the Company’s 2000 Incentive Stock Plan and have a ten year term, are exercisable at the rate of 20% per year, beginning on the first anniversary of the date of grant. They are exercisable prior to that date upon the director’s death, declaration of total and permanent disability, retirement or resignation from the Board, or upon a change in control of the Company.

On May 8, 2000, each non-employee director also received a restricted stock equivalent award, under which the director would be credited with a restricted stock equivalent for each share of the Company's Common Stock he acquired within two years, up to a limit of 10,000 shares. Mr. Stiritz received a similar award, but with a limit of 130,000 shares. Each director appointed since that initial grant has been granted a similar award, up to a limit of 10,000 shares. The equivalents granted vest three years from crediting and convert, at that time, into an equal number of shares of Common Stock. They also vest upon a director’s death, declaration of total and permanent disability, or upon a change in control of the Company. If elected by the director, conversion can be deferred until the director terminates service on the Board. As of November 1, 2004 the following directors are credited with the indicated number of restricted stock equivalents: Mr. Micheletto - 8,500 equivalents; Mr. Klein - 10,000 equivalents; Ms. Nicholson - 10,000 equivalents; and Mr. Roberts - 10,000 equivalents. Vested equivalents credited to the directors are indicated in footnote (H) to the Common Stock Ownership table of this Proxy Statement.

The Board has determined, however, that a similar restricted stock equivalent award will not be granted to new directors appointed or elected in the future, including the nominees at the 2005 Annual Meeting of Shareholders. Instead, commencing with calendar year 2005, each member of the Board will, at the end of each fiscal year, be credited with 500 Common Stock equivalents under the terms of the Company’s Deferred Compensation Plan. (See below.)

Deferred Compensation Plan

Directors can elect to have their retainer and meeting fees paid monthly in cash, or defer payment until their resignation from the Board, under the terms of the Energizer Holdings, Inc. Deferred Compensation Plan. Under that Plan, they can defer in the form of stock equivalents under the Energizer Common Stock Unit Fund, which tracks the value of the Company’s Common Stock, they can defer into the Prime Rate Option, under which deferrals are credited with interest at Morgan Guaranty Trust Company of New York’s prime rate, or they can defer into any of the Measurement Fund Options which track the performance of the Vanguard investment funds offered under the Company’s Savings Investment Plan. Deferrals into the Energizer Common Stock Unit Fund during each calendar year are increased by a 33 1/3% match from the Company at the end of that year. Deferrals in the Plan are paid out in a lump sum in cash within 60 days following the director’s termination of service on the Board.

Compensation Committee Interlocks and Insider Participation

Mr. Stiritz, Chairman of the Management Strategy and Finance Committee, and Chairman of the Board of the Company served on the Human Resources Committee of the Board of Directors of Ball Corporation until November 3, 2004. In accordance with Ball Corporation policies, he resigned from the Committee as of that date, in anticipation of his retirement from the Ball Board of Directors. Mr. Hoover, a director of the Company, is the Chairman, President and Chief Executive Officer of Ball Corporation.

Certain Relationships and
Related Transactions

Guaranteed Loans for Officers

Beginning in 2000, purchases of Common Stock by certain officers were financed under personal lines of credit extended to the officers by Bank of America. The Company guaranteed the credit lines, but each officer agreed to indemnify the Company if it incurred any loss under its guarantee, and also agreed that the Company could set off such losses against amounts that it may otherwise have owed to him. The largest aggregate amount owed during fiscal 2004 on each of the executive officers’ credit lines, to the extent guaranteed by the Company, was as follows: Mr. McClanathan - $294,978; and Mr. Sescleifer - $376,360. These officers have since repaid their credit lines in their entirety, and the Company has no further obligations under its guaranties of those credit facilities. In the future, the Company will not guarantee any further credit lines for its officers.

OTHER BUSINESS

The Board knows of no business which will be presented at the 2005 Annual Meeting other than that described above. The Company’s Bylaws provide that shareholders may nominate candidates for directors or present a proposal or bring other business before an Annual Meeting only if they give timely written notice of the nomination or the matter to be brought not less than 90 nor more than 120 days prior to the Meeting. No such notice with respect to the 2005 Annual Meeting was received by the deadline of October 27, 2004.

SELECTION OF AUDITORS

The Audit Committee, in accordance with authority granted in its charter by the Board, appointed PricewaterhouseCoopers LLP as independent accountants for the current fiscal year. PricewaterhouseCoopers LLP has served as the Company’s independent accountant for every fiscal year since 2000. A representative of that firm will be present at the 2005 Annual Meeting of Shareholders and will have an opportunity to make a statement, if desired, as well as to respond to appropriate questions.

Fees Paid to PricewaterhouseCoopers LLP

	FY 04	FY 03
Audit Fees	$ 2,180,885	$ 1,839,000
Audit-Related Fees	$161,633	$220,900
Tax Fees
Tax Compliance/ preparation	$710,888	$691,000
Other Tax Services	$549,811	$233,000
Total Tax Fees	$1,260,699	$924,000
All Other Fees	$29,400	$172,400
Total Fees	$3,632,617	$3,156,300

Services Provided by PricewaterhouseCoopers LLP

The table above discloses fees paid to PricewaterhouseCoopers LLP (“PwC”) during the last two fiscal years for the following professional services:

•	Audit Fees - These are fees for professional services performed by PwC for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

•	Audit-Related Fees - These are fees for assurance and related services performed by PwC that are reasonably related to the performance of the audit or review of the Company’s financial statements. This includes: employee benefit and compensation plan audits; due diligence related to mergers and acquisitions; internal control reviews; attestations by PwC that are not required by statute or regulation; and consulting on financial accounting/reporting standards.

•	Tax Fees - These are fees for professional services performed by PwC with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for the Company and its consolidated subsidiaries; refund claims; payment planning; tax audit assistance; and tax work stemming from “Audit-Related” items.

•	All Other Fees - These are fees for other permissible work performed by PwC that does not meet the above category descriptions. This includes litigation assistance, tax filing and planning for individual employees involved in the Company’s expatriate program and various local engagements that are permissible under applicable laws and regulations.

Audit Committee Pre-Approval Policy

The Audit Committee has a formal policy concerning approval of all services to be provided by PricewaterhouseCoopers LLP, the Company’s independent auditor, including audit, audit-related, tax and other services. The policy requires that all services PricewaterhouseCoopers LLP may provide to the Company must be pre-approved by the Committee. The Chairman of the Committee has the authority to pre-approve permitted services that require action between regular Committee meetings, provided he reports to the Committee at the next regular meeting. Early in each fiscal year, the Committee approves the list of planned audit and non-audit services to be provided by PricewaterhouseCoopers LLP during that year, as well as a budget estimating spending for such services for the fiscal year. Any proposed services exceeding the maximum fee levels set forth in that budget must receive specific pre-approval by the Audit Committee. The Committee approved all services provided by PricewaterhouseCoopers LLP during fiscal year 2004.

STOCK OWNERSHIP INFORMATION

Five Percent Owners of Common Stock. The table below lists the persons known by the Company to beneficially own at least 5% of the Company’s common stock as of November 1, 2004.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership	% of Shares Outstanding (A)	Explanatory Notes
Ariel Capital Management, LLC, 200 East Randolph Drive, Suite 2900 Chicago, IL 60601	Common Stock	6,261,830	8.59%	(B)

(A)	The number of shares outstanding used in this calculation was the number actually outstanding on November 1, 2004.
(B)	Based on a written statement from the shareholder, which disclaims any beneficial economic interest in any of the shares, and states that it holds the voting power and/or investment discretion solely in a fiduciary capacity as an investment adviser for its clients, none of which individually owns more than 5% of the Common Stock. Of the total shares beneficially owned, the shareholder has voting and investment powers as follows: sole voting - 5,026,095 shares; shared voting - 0 shares; sole dispositive - 6,259,045 shares; and shared dispositive - 0 shares.

COMMON STOCK OWNERSHIP OF DIRECTOR NOMINEES
AND EXECUTIVE OFFICERS

The table below contains information regarding stock ownership of directors, nominees and executive officers as of November 1, 2004. It does not reflect any changes in ownership that may have occurred after that date.

Directors And Executive Officers	Shares Beneficially Owned	Shares held in Savings Investment Plan (A)	Options Exercisable Within 60 Days (B)	% of Shares Outstanding (C) (*denotes less than 1%)
Bill G. Armstrong	0	0	0	*
William H. Danforth	1,717,456 (D)(H)	0	10,000	2.30%
R. David Hoover	20,000 (H)	0	10,000	*
John C. Hunter	0	0	0	*
John E. Klein	11,700	0	10,000	*
Richard A. Liddy	29,000 (H)	0	10,000	*
W. Patrick McGinnis	38,918	0	10,000	*
Joe R. Micheletto	11,508 (H)	0	10,000	*
Pamela M. Nicholson	10,000	0	10,000	*
John R. Roberts	10,000	0	10,000	*
William P. Stiritz	3,066,657 (E)(H)	0	500,000	4.75%
J. Patrick Mulcahy	441,843 (F)(H)	28,999	500,000	1.29%
Patrick C. Mannix	93,186	0	190,000	*
Ward M. Klein	61,840 (H)	5,284	180,000	*
Joseph E. Lynch	0	405	40,000	*
Joseph W. McClanathan	30,000 (H)	3,767	75,000	*
Daniel J. Sescleifer	15,132	433	130,000	*
All Officers and Directors	5,576,221 (G)(H)	48,227	1,910,000	10.03%

In general, “beneficial ownership” includes those shares a director or executive officer has the power to vote or transfer, as well as shares owned by immediate family members that reside with the director or officer. Unless otherwise indicated below, directors and executive officers named in the table above have sole voting and investment authority with respect to the shares set forth in the table. The table above also indicates shares that may be obtained within 60 days upon the exercise of options, or upon the conversion of vested stock equivalents into shares of common stock.

(A)	Column indicates the most recent approximation of the number of shares of Common Stock as to which participants in the Company’s Savings Investment Plan have voting and transfer rights. Shares of Common Stock which are held in the Plan are not directly allocated to individual participants but instead are held in a separate fund in which participants acquire units. Such fund also holds varying amounts of cash and short-term investments. The number of shares allocable to a participant will vary on a daily basis based upon the cash position of the fund and the market price of the stock.
(B)	Under the terms of the stock option agreements granted to the directors, other than Mr. Mulcahy and Mr. Stiritz, all options granted to a director vest and become exercisable in the event that he or she retires or resigns from the Board. Mr. Mulcahy’s and Mr. Stiritz’ will vest and become exercisable in their entirety upon their retirement as executive officers.
(C)	The number of shares outstanding for purposes of this calculation was the number outstanding as of November 1, 2004 plus the number of shares which could be acquired upon the exercise of options by all officers and directors, and the conversion of vested stock equivalents.
(D)	Mr. Danforth has sole voting and investment powers respecting 62,050 shares of Common Stock. He shares voting and investment powers with respect to 1,645,406 shares, which includes 817,882 shares held in a trust which are not reported on his Section 16 reports. Mr. Danforth disclaims beneficial ownership of those 817,882 shares. The 1,645,406 shares exclude 122,125 shares which have been reported as beneficially owned by Mr. Danforth on his Section 16 reports, but with respect to which Mr. Danforth does not have voting or investment powers.
(E)	Mr. Stiritz disclaims beneficial ownership of 521,357 shares of Common Stock owned by his wife.
(F)	Mr. Mulcahy disclaims beneficial ownership of 12,500 shares of Common Stock owned by his wife and 111 shares owned by his step-daughter.
(G)	Excludes 995,744 shares of Common Stock held to fund retirement benefits by the Energizer Holdings, Inc. Retirement Plan Trust, of which two executive officers serve as two of six trustees who collectively exercise voting and investment power. The officers disclaim beneficial ownership of those shares.

Includes vested Common Stock equivalents which will convert to shares of Common Stock upon the recipient’s retirement, resignation from the Board or termination of employment with the Company. The number of vested equivalents credited to each individual officer or director is as follows: Mr. Stiritz: 130,000; Mr. Danforth: 10,000; Mr. Hoover: 10,000; Mr. Liddy: 10,000; Mr. Micheletto: 1,500; Mr. Mulcahy: 130,000; Mr. Ward Klein: 30,000; Mr. McClanathan: 30,000; and all other executive officers: 0.

EXECUTIVE COMPENSATION

The following tables and narratives discuss the compensation paid in fiscal year 2004 to the Chief Executive Officer and the other four most highly compensated executive officers (“Named Executive Officers”).

The Summary Compensation Table set forth below summarizes compensation received by the Named Executive Officers for the entire fiscal years indicated.

SUMMARY COMPENSATION TABLE

					Long Term		Long-Term
	Annual Compensation				Compensation		Compensat’n
					(Awards)		(Payouts)
					Securities	Restricted
				Other Annual	Underlying	Stock	Long-Term	All Other
				Compensation	Options	Equivalents	Incentive	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	($)	(#)	($)(1)	Plan (2)	($)(3)

J. Patrick Mulcahy Chief Executive Officer	2004 2003 2002	$650,000 $650,000 $650,000	$1,072,500 $ 975,000 $2,265,000	$3,301 $15,950 $12,774	- - -	- - -	$650,000 - -	$373,194 $175,819 $585,808

Patrick C. Mannix President	2004 2003 2002	$360,000 $360,000 $350,000	$374,400 $410,400 $835,000	$961 $810 $5,553	- - -	- - -	$288,000 - -	$352,839 $114,139 $219,308

Ward M. Klein President and Chief Operating Officer	2004 2003 2002	$500,000 $295,000 $270,000	$742,500 $336,300 $625,000	- $12,252 -	100,000 - -	- $568,400 -	$236,000 - -	$21,933 $23,452 $4,894

Joseph E. Lynch CEO & President, Schick-Wilkinson Sword	2004 2003 (4) (4)	$411,671 $396,600 -	$407,880 $250,000 -	- - -	50,000 200,000 -	- $568,400 -	$165,000 - -	$153,660 $70,833 -

Joseph W. McClanathan CEO & President, Energizer Battery	2004 2003 2002	$350,000 $295,000 $234,000	$462,000 $336,300 $625,000	$1,051 $10,333 $3,648	50,000 - 50,000	- $568,400 -	$236,000 - -	$12,422 $99,074 $153,942
Daniel J. Sescleifer Executive Vice President and Chief Financial Officer	2004 2003 2002	$284,900 $275,000 $216,666	$376,200 $330,000 $625,000	- - -	- - 50,000	- $568,400 -	$220,000 - -	$65,203 $43,881 $37,308

(1) Table shows value of restricted stock equivalents as of date of grant. As of September 30, 2004, the aggregate number and value of restricted stock equivalents credited to each of the Named Executive Officers was as follows:

❑	Mr. Klein, 20,000 equivalents; $922,000
❑	Mr. Lynch, 20,000 equivalents; $922,000
❑	Mr. McClanathan, 20,000 equivalents; $922,000
❑	Mr. Sescleifer, 20,000 equivalents; $922,000

In May, 2003, Messrs. Lynch, Klein, McClanathan and Sescleifer were each granted 20,000 restricted stock equivalents which vest, in one-third increments, every third year over a nine-year period. At vesting, the equivalents will convert into shares of Common Stock unless the Officer elected to defer conversion until termination of employment. The equivalents also vest upon the Officer’s death, disability, involuntary termination of employment or change of control of the Company. If dividends are paid on the Common Stock, an amount in cash equal to the dividends that would have been paid if the equivalents had been actual shares of Common Stock will be paid to the Officer at the time of conversion. Vested equivalents credited to the Officers are indicated in footnote (H) to the Common Stock Ownership table of this Proxy Statement.

(2) Amounts in this column reflect payment of bonus opportunities created in fiscal year 2003 under the Company’s Annual and Long-Term Bonus Program, which were payable contingent upon fiscal year 2004 results.

(3) The amounts shown in this column with respect to fiscal year 2004 consist of the following:

(i) the Savings Investment Plan and Executive Savings Investment Plan — Company matching contributions or accruals:

❑	Mr. Mulcahy, $30,000
❑	Mr. Mannix, $5,700
❑	Mr. Klein, $21,864
❑	Mr. Lynch, $10,371
❑	Mr. McClanathan, $12,353
❑	Mr. Sescleifer, $15,947

The amounts shown do not include benefits which were accrued by the Named Executive Officers in the Executive Savings Investment Plan in lieu of the PensionPlus Match Account in the Energizer Holdings, Inc. Retirement Plan due to certain limits imposed by the Internal Revenue Code on accruals in the Retirement Plan. Such additional amounts are disclosed in the information about the PensionPlus Match Account found on page 22.

(ii) the Deferred Compensation Plan — a Company match of 25% of amounts deferred under the Equity Option:

❑	Mr. Mulcahy, $343,125
❑	Mr. Lynch, $143,220
❑	Mr. Sescleifer, $49,187

(iii) the Group Life Insurance Plan — term life insurance premiums paid by the Company for the first $40,000 of coverage for each of the Named Executive Officers, $69. For Mr. Mannix, however, the amount paid by the Company was $139.

(iv) Under the terms of the Employment Agreement and General Release entered into with Mr. Mannix prior to his retirement, he received a bonus of $330,000, in addition to a prorated portion of his 2004 annual bonus and the payout of the long-term component of his 2003 bonus, which are reflected in other columns of this table. In addition, under the terms of that Agreement, $15,000 of Mr. Mannix’ relocation expenses were paid by the Company.

(v) Mr. Mannix received a special cash bonus of $2,000 from the Company upon his retirement.

(4) Mr. Lynch was not employed by the Company during fiscal year 2002. The “Salary” column for fiscal year 2003 reflects his annualized salary, i.e., the salary amount which he would have been paid had he been paid for a full year at the rate in effect from March 28, 2003, the date of the acquisition of the Schick-Wilkinson Sword business, through the end of the fiscal year. The full amount of the bonus paid by the Company to him with respect to that year is reflected in the “Bonus” column for that year. No attempt has been made to pro rate his bonus based on the relationship between the period before the acquisition and the period after.

OPTION GRANTS IN LAST FISCAL YEAR

(a) Name	(b) Number of Securities Underlying Options Granted (#)	(c) % of Total Options Granted to Employees in Fiscal Year	(d) Exercise or Base Price ($/Sh)	(e) Expiration Date	(f) Grant Date Present Value ($)
J. Patrick Mulcahy	-	-	-	-	-
Patrick C. Mannix	-	-	-	-	-
Ward M. Klein	100,000(1)(2)	14.77%	$42.90(3)	1/25/14	$1,730,000 (4)
Joseph E. Lynch	50,000(1)(2)	7.39%	$42.90(3)	1/25/14	$865,000 (4)
Joseph W. McClanathan	50,000(1)(2)	7.39%	$42.90(3)	1/25/14	$865,000 (4)
Daniel J. Sescleifer	-	-	-	-	-

(1)	Options granted were options to acquire shares of Common Stock.
(2)	Options become exercisable at the rate of 20% of total shares on the anniversary of the date of grant in each of the years 2005, 2006, 2007, 2008 and 2009 and upon death, declaration of permanent and total disability, voluntary termination of employment at or after age 55, involuntary termination other than for cause, or upon a change in control of the Company.
(3)	Market price on date of grant.

Calculated using the Black Scholes pricing model. Underlying assumptions used in the calculation include a ten-year expiration, a current market price and strike price of $42.90 per share, a ten year volatility assumption of 19.43%, a current dividend yield of 0.0% and a risk-free rate of return of 4.36%, which was derived from the 10-year treasury zero-coupon yield curve. The Company has elected to illustrate the potential realizable value using the Black Scholes pricing model as permitted by the rules of the Securities and Exchange Commission. This does not represent the Company’s estimate or projection of future stock price or of the assumptions utilized; actual gains, if any, upon future exercise of any of these options will depend on the actual performance of the Common Stock.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR END OPTION VALUES

			Number of Unexercised Options at FY-End (#)		Value of Unexercised Options at FY End
Name	Shares Acquired on Exercise (#)	Value Realized	Exer- cisable	Unexer-cisable	Exer- Cisable	Unexer- cisable
J. P. Mulcahy	0	0	400,000	100,000	$11,640,000	$2,910,000
P. C. Mannix	60,000	$1,705,250	190,000	0	$5,529,000	$0
W. M. Klein	0	0	170,000	180,000	$4,825,125	$2,566,750
J. E. Lynch	0	0	40,000	210,000	$830,400	$3,481,600
J. W. McClanathan	25,000	$634,250	100,000	150,000	$2,910,000	$2,415,000
D.J. Sescleifer	20,000	$485,150	100,000	130,000	$2,503,750	$2,803,000

LONG-TERM INCENTIVE PLAN - AWARDS IN LAST FISCAL YEAR

			Estimated Future Payments Under Non-Stock Price- Based Plans
Name	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Threshold	Target	Maximum
J. P. Mulcahy	N/A	10/01/03 - 9/30/05	$325,000	$650,000	$650,000
W. M. Klein (1)	N/A	10/01/03 - 9/30/05	$225,000	$450,000	$450,000
	N/A	10/01/04 - 9/30/06	$112,500	$225,000	$450,000
J.E. Lynch	N/A	10/01/03 - 9/30/05	$123,600	$247,200	$247,200
	N/A	10/01/04 - 9/30/06	$ 85,000	$170,000	$340,000
J.W. McClanathan	N/A	10/01/03 - 9/30/05	$140,000	$280,000	$280,000
	N/A	10/01/04 - 9/30/06	$ 85,000	$170,000	$340,000
D.J. Sescleifer	N/A	10/01/03 - 9/30/05	$114,000	$228,000	$228,000
	N/A	10/01/04 - 9/30/06	$ 65,000	$130,000	$260,000

The Nominating and Executive Compensation Committee has approved the terms of the Company’s Annual and Long-Term Bonus Program for key personnel, including the Named Executive Officers, for fiscal years 2004 and 2005. In order to promote consistent growth in earnings per share from year to year, the long-term component of the Program is designed to pay a cash bonus to participants if the budgeted earnings per share target for the Company is met in the current fiscal year, and then met again or exceeded in the following fiscal year. Under the Program, if the Company’s budgeted estimate for earnings per share for the then-current fiscal year is met, an opportunity will be created for the individual to receive an additional 50% of his or her targeted bonus for that year (which is a percentage of the individual’s base salary) after the end of the next fiscal year; if that target is not met, no bonus opportunity will be created. In addition, if the stretch goal for earnings per share for the then-current fiscal year is achieved, the bonus opportunity will be increased to 100% of the individual’s targeted bonus. (Both the budgeted estimate for earnings per share and the stretch goal are set in advance of the commencement of each fiscal year.) The Company’s actual 2004 earnings per share did, in fact, exceed the stretch goal for that year, so a long-term bonus opportunity equal to 100% of the individual’s bonus target for 2004 was created (which is reflected in the table above). In order for the individual to actually receive the long-term bonus, if a bonus opportunity is created, the Company’s actual earnings per share for that fiscal year must be again achieved during the next fiscal year. If that threshold is not met during the next fiscal year, the individual will not receive a long-term cash bonus award. If that threshold is met, however, the individual will receive a payment equal to 50% of the contingent bonus opportunity created during the prior fiscal year, which percentage will increase proportionally up to 100% if the targeted goal for that next fiscal year (the Company’s budgeted estimate for earnings per share for that year) is achieved. An individual that is eligible for a long-term award (assuming that thresholds are met) for a particular fiscal year must remain employed by the Company through the end of the following fiscal year to be eligible for a payment. However, the Committee has determined that the contingent bonus opportunity earned by Mr. Mulcahy during fiscal year 2004 will be payable to him despite his retirement in the following fiscal year - but only if the Company’s earnings per share for fiscal year 2004 are met or exceeded in fiscal year 2005. Payments that otherwise would not be deductible under Section 162(m) of the Internal Revenue Code may, at the sole discretion of the Committee, be deferred in whole or in part until such time as they are deductible by the Company. It is contemplated that a similar bonus program design, with cash incentives for consistent earnings growth, will continue to be utilized in future years.

(1) If, in light of his promotion to Chief Executive Officer, an increase in the salary and bonus target for Mr. Klein is approved by the Committee, estimated future payments for the period 10/01/04 - 9/30/06 will change to reflect such increase.

RETIREMENT PLAN

The Energizer Holdings, Inc. Retirement Plan may provide pension benefits in the future to the Named Executive Officers. Most regular U.S. employees that have completed one year of employment with the Company or certain of its subsidiaries are eligible to participate in the Retirement Plan. They become vested after five years of service. Normal retirement is at age 65; however, employees who work beyond age 65 may continue to accrue benefits.

Final Average Earnings Formula. Annual benefits for Messrs. Mulcahy, Mannix, and Klein, and other administrative employees who so elected, are computed by multiplying their Final Average Earnings (the average of their five highest consecutive annual earnings during the ten years prior to their termination of employment) by a number which is 1.5% of their actual years of service (to a maximum of 40 years). That amount is then reduced by up to one-half of their primary social security benefit at retirement (with the actual amount of offset determined by their age and years of service at retirement). In the case of Mr. Mannix, that amount has been further reduced to reflect an offset for benefits that he has been paid under the Company’s Australian Superannuation Plan No. 3, a funded plan sponsored by one of the Company’s foreign affiliates.

With the exception of Mr. Mannix, the following table shows a range of estimated annual retirement benefits, in the form of a single life annuity with 60 monthly payments guaranteed, beginning at age 65, that would be payable from the Retirement Plan to salaried employees, including the Named Executive Officers. To the extent a Named Executive Officer’s compensation or benefits exceed certain limits imposed by the Internal Revenue Code of 1986, as amended, the table also includes benefits payable from an unfunded supplemental retirement plan. The table reflects benefits prior to the reduction for social security benefits described above.

RETIREMENT PLAN TABLE
Final Average Earnings Formula - Annuity Payments

Final Average			Years of Service
Earnings	10	15	20	25	30	35	40

$300,000	$45,000	$67,500	$90,000	$112,500	$135,000	$157,500	$180,000
$400,000	$60,000	$90,000	$120,000	$150,000	$180,000	$210,000	$240,000
$500,000	$75,000	$112,500	$150,000	$187,500	$225,000	$262,500	$300,000
$600,000	$90,000	$135,000	$180,000	$225,000	$270,000	$315,000	$360,000
$700,000	$105,000	$157,500	$210,000	$262,500	$315,000	$367,500	$420,000
$800,000	$120,000	$180,000	$240,000	$300,000	$360,000	$420,000	$480,000
$1,000,000	$150,000	$225,000	$300,000	$375,000	$450,000	$525,000	$600,000
$1,200,000	$180,000	$270,000	$360,000	$450,000	$540,000	$630,000	$720,000
$1,400,000	$210,000	$315,000	$420,000	$525,000	$630,000	$735,000	$840,000
$1,500,000	$225,000	$337,500	$450,000	$562,500	$675,000	$787,500	$900,000
$1,600,000	$240,000	$360,000	$480,000	$600,000	$720,000	$840,000	$960,000
$1,800,000	$270,000	$405,000	$540,000	$675,000	$810,000	$945,000	$1,080,000
$2,000,000	$300,000	$450,000	$600,000	$750,000	$900,000	$1,050,000	$1,200,000
$2,200,000	$330,000	$495,000	$660,000	$825,000	$990,000	$1,155,000	$1,320,000
$2,400,000	$360,000	$540,000	$720,000	$900,000	$1,080,000	$1,260,000	$1,440,000
$2,600,000	$390,000	$585,000	$780,000	$975,000	$1,170,000	$1,365,000	$1,560,000
$2,800,000	$420,000	$630,000	$840,000	$1,050,000	$1,260,000	$1,470,000	$1,680,000
$3,000,000	$450,000	$675,000	$900,000	$1,125,000	$1,350,000	$1,575,000	$1,800,000
$3,200,000	$480,000	$720,000	$960,000	$1,200,000	$1,440,000	$1,680,000	$1,920,000
$3,400,000	$510,000	$765,000	$1,020,000	$1,275,000	$1,530,000	$1,785,000	$2,040,000
$3,600,000	$540,000	$810,000	$1,080,000	$1,350,000	$1,620,000	$1,890,000	$2,160,000
$3,800,000	$570,000	$855,000	$1,140,000	$1,425,000	$1,710,000	$1,995,000	$2,280,000
$4,000,000	$600,000	$900,000	$1,200,000	$1,500,000	$1,800,000	$2,100,000	$2,400,000
$4,200,000	$630,000	$945,000	$1,260,000	$1,575,000	$1,890,000	$2,205,000	$2,520,000
$4,400,000	$660,000	$990,000	$1,320,000	$1,650,000	$1,980,000	$2,310,000	$2,640,000
$4,600,000	$690,000	$1,035,000	$1,380,000	$1,725,000	$2,070,000	$2,415,000	$2,760,000
$4,800,000	$720,000	$1,080,000	$1,440,000	$1,800,000	$2,160,000	$2,520,000	$2,880,000
$5,000,000	$750,000	$1,125,000	$1,500,000	$1,875,000	$2,250,000	$2,625,000	$3,000,000

Account Based Formula. Retirement benefits for Mr. McClanathan, Mr. Lynch and Mr. Sescleifer are calculated under an “account based” benefit formula. (Such calculation was elected by Mr. McClanathan as a result of a one-time election formula in 1998, and was mandated for the other two Named Executive Officers by reason of their employment after that date.) Under this benefit formula, a participant’s “base” single sum retirement benefit is calculated by multiplying the participant’s Final Average Earnings (the average of his or her five highest consecutive annual earnings during the ten years prior to his or her termination of employment) by a gross percentage that is accumulated over a participant’s working lifetime. The first five years of a participant’s employment each credit a rate of 4.0% towards that gross percentage. The next five years credit 5.0% each, the next five 6.5% each, the next five 8.0% each and each year in excess of 20 years credits 10% per year. In addition to this “base” single sum benefit, an additional “excess” single sum benefit is calculated as the amount of the participant’s Final Average Earnings that is in excess of the Social Security Covered Compensation level in the year of calculation (i.e., in 2004, $43,992) multiplied by a percentage calculated as 3.5% of the participant’s actual years of service. The participant also has the option of receiving his or her pension benefit in the form of an annuity payable for the life of the participant, with a guaranteed payment of 60 monthly payments, which annuity is the actuarial equivalent of the single sum amount. In no event, however, can the amount of the annuity payable to Mr. McClanathan be less than the annuity that he earned as of December 31, 1998 under the Final Average Earnings benefit formula described above.

The following table shows a range of estimated retirement benefits, in the form of a single sum amount, that would be payable from the Retirement Plan as of the date of termination of employment under the terms of the account-based formula described above. To the extent that a participant’s compensation or benefits exceed certain limits imposed by the Internal Revenue Code of 1986, as amended, the table also includes benefits payable from an unfunded supplemental retirement plan. Reflecting the annuity conversion rates in effect for fiscal/plan year 2003-2004, the annuity amount that would be payable as of a participant’s Normal Retirement Age (65) based on the indicated single sum amounts would be determined as 8.6% of the participant’s stated single sum balance credited with compound interest at a rate of 3% per annum from the participant’s date of termination to the participant’s 65th birthday.

Final Average Earnings - Account Based Formula

Final Average	Years of Service
Earnings	10	15	20	25	30	35	40

$300,000	$225,000	$367,000	$532,000	$727,000	$921,000	$1,116,000	$1,311,000
$400,000	$305,000	$497,000	$719,000	$982,000	$1,244,000	$1,506,000	$1,768,000
$500,000	$385,000	$627,000	$907,000	$1,237,000	$1,566,000	$1,896,000	$2,226,000
$600,000	$465,000	$757,000	$1,094,000	$1,492,000	$1,889,000	$2,286,000	$2,683,000
$700,000	$545,000	$887,000	$1,282,000	$1,747,000	$2,211,000	$2,676,000	$3,141,000
$800,000	$625,000	$1,017,000	$1,469,000	$2,002,000	$2,534,000	$3,066,000	$3,598,000
$1,000,000	$785,000	$1,277,000	$1,844,000	$2,512,000	$3,179,000	$3,846,000	$4,513,000
$1,200,000	$945,000	$1,537,000	$2,219,000	$3,022,000	$3,824,000	$4,626,000	$5,428,000
$1,400,000	$1,105,000	$1,797,000	$2,594,000	$3,532,000	$4,469,000	$5,406,000	$6,343,000
$1,500,000	$1,185,000	$1,927,000	$2,782,000	$3,787,000	$4,791,000	$5,796,000	$6,801,000
$1,600,000	$1,265,000	$2,057,000	$2,969,000	$4,042,000	$5,114,000	$6,186,000	$7,258,000
$1,800,000	$1,425,000	$2,317,000	$3,344,000	$4,552,000	$5,759,000	$6,966,000	$8,173,000
$2,000,000	$1,585,000	$2,577,000	$3,719,000	$5,062,000	$6,404,000	$7,746,000	$9,088,000
$2,200,000	$1,745,000	$2,837,000	$4,094,000	$5,572,000	$7,049,000	$8,526,000	$10,003,000
$2,400,000	$1,905,000	$3,097,000	$4,469,000	$6,082,000	$7,694,000	$9,306,000	$10,918,000
$2,600,000	$2,065,000	$3,357,000	$4,844,000	$6,592,000	$8,339,000	$10,086,000	$11,833,000
$2,800,000	$2,225,000	$3,617,000	$5,219,000	$7,102,000	$8,984,000	$10,866,000	$12,748,000
$3,000,000	$2,385,000	$3,877,000	$5,594,000	$7,612,000	$9,629,000	$11,646,000	$13,663,000
$3,200,000	$2,545,000	$4,137,000	$5,969,000	$8,122,000	$10,274,000	$12,426,000	$14,578,000
$3,400,000	$2,705,000	$4,397,000	$6,344,000	$8,632,000	$10,919,000	$13,206,000	$15,493,000
$3,600,000	$2,865,000	$4,657,000	$6,719,000	$9,142,000	$11,564,000	$13,986,000	$16,408,000
$3,800,000	$3,025,000	$4,917,000	$7,094,000	$9,652,000	$12,209,000	$14,766,000	$17,323,000
$4,000,000	$3,185,000	$5,177,000	$7,469,000	$10,162,000	$12,854,000	$15,546,000	$18,238,000
$4,200,000	$3,345,000	$5,437,000	$7,844,000	$10,672,000	$13,499,000	$16,326,000	$19,153,000
$4,400,000	$3,505,000	$5,697,000	$8,219,000	$11,182,000	$14,144,000	$17,106,000	$20,068,000
$4,600,000	$3,665,000	$5,957,000	$8,594,000	$11,692,000	$14,789,000	$17,886,000	$20,983,000
$4,800,000	$3,825,000	$6,217,000	$8,969,000	$12,202,000	$15,434,000	$18,666,000	$21,898,000
$5,000,000	$3,985,000	$6,477,000	$9,344,000	$12,712,000	$16,079,000	$19,446,000	$22,813,000

Internationalist Plan. In addition to the Final Average Earnings Formula described above, Mr. Mannix participated in the Company’s Internationalist Plan, which is unfunded. Internationalist Plan benefits for Mr. Mannix were computed by multiplying his Final Average Earnings (the average of his five highest consecutive annual earnings during the ten years prior to his termination of employment) by a number which is 1.7% of his actual years of service.

Mr. Mannix’s benefits under the Internationalist Plan were offset by benefits payable to him under the Energizer Holdings, Inc. Retirement Plan, the supplemental retirement plan, and the Superannuation Plan. Mr. Mannix’s benefit, payable under the Superannuation Plan as a single sum payment, was computed by multiplying his Final Average Base Earnings (the average of his five highest consecutive base annual earnings during the ten years prior to his termination of employment) by a number which is 15% of his actual years of service. Based upon prevailing long term bond rates, this single sum amount was then converted to an equivalent annuity payable to Mr. Mannix, with that annuity being used to offset the benefits payable under the other Company retirement plans. The actual amount of each pension plan’s offset was determined by Mr. Mannix’s age and years of service at his retirement.

As of his August 1, 2004 retirement date, Mr. Mannix was eligible to commence receipt of a monthly benefit of $5,243.61 payable from the Internationalist Plan. This monthly amount would have been payable to Mr. Mannix over his lifetime with the first 60 monthly payments guaranteed to be made to him or to his beneficiaries in the event of his death during that 60 month period. In lieu of this annuity amount, Mr. Mannix opted to receive a lump sum distribution of the total value of this benefit. This lump sum amount was measured as of his October 1, 2004 distribution date to be $836,637.71 using the discount rate and mortality assumptions applicable as of his retirement date in determining benefits payable from the Energizer qualified pension plan (respectively, 5.3% and the IRS 2002 unisex mortality table).

PensionPlus Match Account

To the extent that each of the Named Executive Officers has elected to contribute compensation on an after-tax basis to the Company-sponsored Savings Investment Plan (SIP), a matching single sum amount is credited to a nominal account balance established for each individual in the Retirement Plan. The single sum amount credited to the individual's account each year is equal to 325% of the first 1% of pay (up to a certain limit imposed on pay by the Internal Revenue Code) contributed by the individual to the SIP on an after-tax basis. The amounts so credited each year to the nominal account are further annually credited each plan year with interest at a rate equal to the average 30-year U.S. Treasury bond rate in effect during the August preceding the October 1 beginning of each plan year. These nominal accounts may be received by the participant, upon termination of employment, in the form of a lump sum or an equivalent annuity. A participant vests in this benefit at the rate of 25% per year for the first four years of employment, with the PensionPlus Match Account being 100% vested after four years. For fiscal year 2004, the following amounts were accrued in the PensionPlus Match Accounts of the Named Executive Officers. To the extent a Named Executive Officer’s compensation or benefits exceed certain limits imposed by the Internal Revenue Code of 1986, as amended, amounts below also include benefits payable from the unfunded Executive Savings Investment Plan.

●	Mr. Mulcahy: $32,500
●	Mr. Mannix: $5,850
●	Mr. Klein: $25,041
●	Mr. Lynch: $10,598
●	Mr. McClanathan: $12,161
●	Mr. Sescleifer: $17,038

Under the terms of the Stock and Asset Purchase Agreement between the Company and Pfizer, Inc., until April 1, 2005, each U.S. employee of the Schick-Wilkinson Sword business formerly employed by Pfizer, including Mr. Lynch, will receive an additional accrual in his or her PensionPlus Match Account equal to 3.5% of his or her pay.

For the purpose of calculating retirement benefits, the Named Executive Officers had, as of September 30, 2004, the following whole years of credited service: Messrs. Mulcahy-36 years; Lynch-9 years (including years of service with Pfizer, Inc.); Klein-25 years; McClanathan-29 years; and Sescleifer-3 years. Earnings used in calculating benefits (other than the PensionPlus Match Account) under the retirement plans are approximately equal to amounts included in the Salary and Bonus columns in the Summary Compensation Table on page 15.

DEATH BENEFIT PLAN

The Company maintains, at no cost to the participants, an unfunded Executive Retiree Life Plan to provide supplemental benefits to certain key members of management, generally at the level of division vice president and above. The Plan provides a death benefit, after retirement of the participant, to his or her named beneficiary in an amount equal, on an after-tax basis, to 50% of the participant’s last full year’s salary and bonus prior to retirement. To be eligible for the benefit, a participant must, at the time of retirement, meet certain conditions, including (1) being enrolled in the Company’s voluntary Group Life Insurance Plan, which is available to almost all non-union administrative and production employees in the United States, with coverage of at least one times earnings; and (2) being age 55 with at least two years of service, or having a combination of age and years of service equal to at least 80. Messrs. Mannix, McClanathan, Lynch and Sescleifer participated in the voluntary Group Life Insurance Plan, at the required coverage level, during fiscal year 2004.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

Change of Control Employment Agreements

The Company has entered into Change of Control Employment Agreements with each of the Named Executive Officers. (Mr. Mannix’ agreement terminated upon his retirement.) The Agreements have a term of three years from their effective date (which will be automatically extended every year for an additional three year term unless the Company terminates the Agreements at least 90 days prior to renewal), and provide that the Officers will receive severance compensation in the event of their involuntary termination (including constructive termination), other than for cause, within three years following a change in control of the Company. A change of control is generally defined as the acquisition of 20% or more of the outstanding shares of the Company’s Common Stock. A change of control will also occur if the initial directors of the Company, or their recommended or appointed successors, fail to constitute a majority of the board, or if the Company’s stockholders approve a merger, consolidation or sale of all or substantially all of the assets of the Company.

The severance compensation payable under the Agreements consists of:
●	a lump sum payment in an amount equal to 3 times the Officer’s annual base salary and target bonus;
●	the difference between the Officer’s actual benefits under the Company’s various retirement plans at the time of termination and what the Officer would have received if he or she had remained employed for an additional period of three years; and
●	the continuation of other executive health, dental and welfare benefits for a period of three years following the Officer’s termination.

No payments would be made in the event that the termination is voluntary, is due to death, disability or normal retirement, or is for cause.

In the event that it is determined that a “golden parachute" excise tax is due under the Internal Revenue Code, the Company will reimburse the Officer for the amount of such tax, including any excise or income taxes associated with such reimbursement.

Acceleration Clauses

The stock options and restricted stock equivalent awards which have been granted to employees and directors, including the Named Executive Officers, under the Company's 2000 Incentive Stock Plan, provide for acceleration of vesting in the event of a change in control of the Company.

Severance Arrangements with Mr. Mulcahy and Mr. Mannix

As of the date of this Proxy Statement, the Company has not entered into any severance arrangements with Mr. Mulcahy; the Nominating and Executive Compensation Committee will consider whether such arrangements are appropriate at its January meeting, and, if so, will make recommendations to the Board at that time. However, the Committee has determined that Mr. Mulcahy’s contingent bonus opportunity created in fiscal year 2004 under the Company’s Annual and Long-Term Bonus Program will become payable to him after the end of fiscal year 2005, but only if financial targets for that fiscal year are achieved by the Company, consistent with the Program.

The Company and Patrick Mannix entered into an Employment Agreement and General Release under which Mr. Mannix agreed to resign as an officer of the Company as of March 31, 2004, but to continue to remain employed, in an advisory capacity, until July 31, 2004. Under the agreement, he was paid his salary at the time of his resignation as an officer throughout the remaining period of his employment, and continued to participate in benefit plans offered to other salaried employees and executives. He also received a bonus payment of $288,000, in payment of the contingent bonus opportunity created in fiscal year 2003 under the terms of the Company’s Annual and Long-Term Bonus Program, a bonus payment of $374,400, in payment of his prorated fiscal year 2004 annual bonus, and an additional bonus payment of $330,000. His salary payments in 2004, as well as the bonuses described above, were included in calculating his average annual earnings for purposes of the determination of his pension payments under the Company’s Supplemental Executive Retirement Plan and the Internationalist Retirement Plan. In addition, in accordance with the Company’s relocation program, the Company will reimburse Mr. Mannix for reasonable expenses related to the relocation of him and his family, household possessions and office furniture from St. Louis, Missouri to Sydney, Australia, and he will also be reimbursed for any taxes associated with such payments.

Termination of Employment Arrangements

In connection with the employment of Joseph E. Lynch at the time of the acquisition of the Schick-Wilkinson Sword business, it was agreed that in the event he is terminated within two years following that acquisition, he will be granted relocation benefits (capped at $200,000), and he will be entitled to retiree benefits under the Company’s executive health plan, notwithstanding the provisions of that plan that deny such benefits if the executive is not age 55 with at least two years of service at the time of termination.

NOMINATING AND EXECUTIVE COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

The Nominating and Executive Compensation Committee (the "Committee") is responsible for oversight of the Company’s executive compensation and benefit policies to ensure that they provide the appropriate motivation to achieve superior corporate performance and shareholder value. It approves direct and indirect compensation of executive officers and administers and makes awards under the Company’s 2000 Incentive Stock Plan. The Committee is composed entirely of independent, non-employee directors, consistent with New York Stock Exchange listing standards and the Company’s Corporate Governance Principles.

Compensation Philosophy

The overall objective of the Company’s compensation philosophy is to reward management based upon its success in building shareholder value. The Company's executive compensation program is designed to provide a compensation package that, in the aggregate, will enable the Company to attract and retain highly talented executives and maintain a performance-oriented culture. In addition, the compensation program is designed to emphasize stock-based and/or performance target-based incentive compensation in order to link compensation much more directly to the performance of the Company. The compensation program is intended to be one of “high risk/high opportunity” - with base salaries set below competitive levels, but with incentive programs providing an opportunity to achieve total compensation considerably above average, if exceptional performance is delivered. Compensation packages are weighted toward programs that are contingent upon the Company’s performance and the performance of the Common Stock. Compensation incentives have taken the form of annual bonuses based on performance targets for the Company as well as individual assessments, coupled with longer-term incentives designed to drive consistent growth over a multiple-year period. The Company also utilizes long-term stock-based incentives designed to encourage Company stock ownership by executives and a managerial perspective that is in alignment with shareholders’ interests.

In determining competitive pay standards, the Committee received advice from compensation consultants at Hewitt Associates LLC, an independent consultant retained by the Committee, which, as part of its normal operations, regularly conducts external market studies for selected benchmark executive positions. At the request of the Committee, Hewitt, assisted by management, selected, as a comparator, a peer group of over twenty U.S.-based corporations of similar size with which the Company may compete in recruiting executive talent. The comparator group which was selected has been approved by the Chairman of the Committee and identified to the members of the Committee. Corporations in the group include, but are not limited to, corporations included in the comparison indices set forth in the Performance Graph on page 31 of this Proxy Statement.

Salaries

The base salary component of the compensation package for the executive officers is targeted at a level below median for comparable executive positions at the comparator companies, generally up to 15% below the 50th percentile for those companies. The Committee establishes the salaries of key executive officers based on recommendations of the Chief Executive Officer and the Company’s Vice President, Human Resources, which are reviewed by the Committee’s consultant. These recommendations include an assessment of the individual's responsibilities, experience, individual performance and contribution to the Company's performance, and also generally take into account compensation data from other companies as described above, historical compensation levels at the Company, and the competitive environment for attracting and retaining executives. In light of these considerations, the Company’s continuing improvement in financial performance during fiscal year 2004, and the recommendations of the Committee’s consultant, the Committee has elected to increase the salaries of the executive officers (other than Mr. Mulcahy and Mr. Klein) for fiscal year 2005, as it did for the previous fiscal year.

A discussion of the Committee’s decisions regarding Mr. Mulcahy’s and Mr. Klein’s annual salaries is set forth below. Salary compensation for the Named Executive Officers is set forth in the Summary Compensation Table on page 15. Mr. Stiritz did not receive a salary or an annual cash bonus as compensation for his services as Chairman of the Management Strategy and Finance Committee, but instead, as noted on page 9 of this Proxy Statement, shortly following the Company’s spin-off from Ralston Purina Company, he was granted a significant stock option grant and restricted stock equivalent award. In addition, he is permitted use of Company aircraft for personal travel and is reimbursed for taxes associated with such personal use, and such reimbursement, as is Mr. Mulcahy.

Annual and Long-Term Cash Bonus Award Programs

Beginning in fiscal year 2003, the Company initiated an annual and long-term cash bonus award program, with an annual component focusing primarily on the attainment of corporate earnings goals for the fiscal year, as well as on the personal performance of each executive, and a long-term component designed to reward consistent growth in earnings performance from year to year.

The annual component of the program provides that each executive officer has an opportunity to earn from 50% to 165% of his or her individual bonus target (which is a percentage of his or her individual annual base salary) based upon (1) the achievement of targeted increases in the Company’s earnings per share (comprising 70% of the total award), and (2) the executive’s individual performance (comprising 30% of the total award). Target and stretch goals for the Company performance portion are approved by the Committee at the beginning of each fiscal year. The Company performance portion will not, under the program, be paid unless earnings per share for the current fiscal year meet or exceed the results for the previous fiscal year, but will ratchet up if higher targets are achieved (with maximum payout upon achievement of a stretch goal). However, for Messrs. McClanathan and Lynch, in order to align their compensation more closely to the success of the individual business units which they direct, 50% of the Company performance portion is based upon Company-wide earnings per share targets, and 50% is based upon operating profit targets for their individual business units. In fiscal year 2004, the Company did, in fact, achieve its stretch goal for earnings per share, mandating maximum payout for the Company performance portion of the annual component of the program.

The individual performance portion for each executive is rated based on a subjective assessment of factors including organizational and management development, technical skills, execution of strategic plans, and overall quality of performance. The Committee’s assessment of the performance of the executive officers, other than Mr. Mulcahy, during this period was based upon a recommendation from Mr. Mulcahy and the Company’s Vice President, Human Resources. The Committee, after considering Mr. Mulcahy’s efforts versus focal points established at the beginning of the fiscal year, as well as a recommendation which it sought from the Chairman of the Board, subjectively evaluated Mr. Mulcahy’s performance during the past fiscal year.

The long-term component of the bonus program provides that an opportunity for an additional bonus ranging from 25% to 100% of the individual’s bonus target is created if the Company’s budgeted earnings per share for the current fiscal year is met or exceeded during that fiscal year. However, in order to drive consistent earnings growth, payout of the long-term bonus component will occur only if the Company’s actual earnings per share for that fiscal year are met or exceeded during the next fiscal year. The actual percentage of an individual’s bonus target to be paid as the long-term component will depend upon the Company’s performance in that next fiscal year relative to various targets at or above the initial threshold (which targets are approved by the Committee at the beginning of each fiscal year). The Company’s actual 2004 earnings per share did, in fact, exceed budgeted earnings per share for that year, so a long-term opportunity has been created; however, any actual bonus payout will depend upon fiscal year 2005 results. A similar bonus opportunity was created for fiscal year 2003, and because earnings per share for fiscal year 2004 exceeded earnings for 2003, as well as targets for 2004, the participating individuals received 100% of the bonus opportunity created during fiscal year 2003. For fiscal year 2005, the Committee has elected to continue to utilize an executive bonus program with a focus on both annual performance and consistent growth in earnings per share from year to year. Details of the potential long-term bonus opportunities for the Named Executive Officers under the bonus programs for fiscal years 2004 and 2005 are set forth on page 18 of this Proxy Statement, and the actual long-term payouts of the bonus opportunities created in fiscal year 2003 are included under Long-Term Compensation in the Summary Compensation Table on page 15 of this Proxy Statement.

It is contemplated that a similar bonus program design, with additional cash incentives for consistent earnings growth, will continue to be utilized in future years.

Deferrals of Bonus Awards

The Committee exercises its discretion in determining whether to permit eligible employees, including Executive Officers, to defer payment of their cash bonus or other cash compensation under the terms of the Deferred Compensation Plan. The terms of that Plan may include, in any particular year, an additional Company match on deferrals in the Energizer Common Stock Unit Fund of the Plan. Deferrals into the Energizer Common Stock Unit Fund of all or part of cash bonuses earned in fiscal year 2004 (both annual and long-term components) will be credited with a 25% Company match which is subject to certain vesting requirements. The Committee believes that this provision of the Plan further aligns the executive's interests with those of shareholders of the Company by encouraging an investment in Company stock equivalents. It also adds a retention feature through the vesting requirements. Deferrals mandated by the Committee in order to preserve the deductibility of compensation pursuant to Section 162(m) of the IRS Code, however, are not credited with an additional match.

Stock Awards

Under the Company’s 2000 Incentive Stock Plan, stock-based incentive awards, including stock options and restricted stock awards, may be granted from time to time. In general, the Committee bases its decisions to grant stock-based incentives on recommendations of management and the Committee’s independent consultant, with the intention of keeping the executives’ overall compensation, including the equity component of that compensation, at a competitive level with the Company’s comparator group. The Committee also considers the number of shares of Common Stock outstanding, the number of shares of Common Stock authorized under the 2000 Incentive Stock Plan, the number of options and shares of restricted Common Stock (or equivalents) held by the executive for whom an award is being considered and the other elements of the executive's compensation, as well as the Company's compensation objectives and policies described above. As with the determination of base salaries and bonus awards, the Committee exercises subjective judgment and discretion in view of the above criteria; however, the Committee and management have agreed that the number of stock-based incentive awards granted per year, as a percentage of the Company’s outstanding shares, will not exceed the market rate for equity grants among the comparator companies.

Stock options granted by the Committee entitle the recipient to purchase a specified number of shares of the Company's Common Stock, after certain vesting provisions have been met, at an option price which is equal to the fair market value of the Common Stock at the time of grant. They provide executives with an opportunity to buy and maintain an equity interest in the Company, while linking the executive's compensation directly to shareholder value, since the executive receives no benefit from the option unless all shareholders have benefited from an appreciation in the value of the Company's Common Stock. In addition, since the options "vest" serially, generally in three to five segments over a period of three to five years after the date of grant, they function as a retention device while encouraging the executive to take a longer-term view about decisions impacting the Company.

Restricted stock awards consist of grants of the Company's Common Stock, or stock equivalents convertible into shares of Common Stock, subject to certain restrictions. The restricted shares may not be sold, pledged or otherwise transferred until the restrictions lapse. Restricted stock awards further the goal of retaining key executives by encouraging stock ownership and linking executive performance with shareholder value.

Shortly following the Company’s spin-off from Ralston Purina Company, the Board approved the grant to key executives of one-time options which were significantly larger than average annual grants for peer companies, in order to immediately align the interests of senior management with those of shareholders, and to retain key individuals during the Company’s critical initial stage as an independent corporation. Those initial grants are scheduled to vest in their entirety in the spring of 2005, and consequently, their value as a retention device has been significantly reduced. However, the Committee has not elected to implement a practice of making routine additional annual grants to the Executive Officers, or other employees, but instead, has only authorized additional option awards in recognition of the assumption of significant new responsibilities, or when competitive pay issues have arisen. In that light, in January of 2004, upon the promotion of Ward M. Klein to Chief Operating Officer, and the promotions of Joseph W. McClanathan and Joseph E. Lynch as heads of the Company’s two operating divisions, the Committee authorized an additional option grant to each executive, with a 5-year vesting period to ensure retention. Details of the stock options granted to the Named Executive Officers are set forth on page 17 of this Proxy Statement. More recently, a review of the Company’s executive compensation program during the past fiscal year indicated that the long-term equity incentives for the Company’s executive team fell below market for comparable positions at other corporations of similar size. In view of that fact, and, as noted above, the limited retentive value of the initial option grants, the Committee recently authorized, after the end of fiscal year 2004, an additional grant of restricted stock equivalents and options to certain of the Named Executive Officers. The size of grants was based on recommendations of management, which were determined by consideration of comparable market data on equity grants, a subjective determination of the appropriate number of shares necessary to comprise an appropriate long-term component of the executive’s compensation package, and the agreed-upon guidelines for stock-based incentive awards per year described above.

Compensation for the Chief Executive Officer

Salary and Bonus. In order to continue cost-containment efforts of the Company, Mr. Mulcahy has repeatedly requested that his annual salary not be increased, and, as a result, Mr. Mulcahy’s salary has remained unchanged since the spin-off of the Company in 2000, despite the Committee’s belief that regular increases were merited. In light of his announced intention to retire as of the end of January, 2005, the Committee has not reviewed a salary increase for Mr. Mulcahy for fiscal year 2005, and his salary will remain constant until the date of his retirement.

Mr. Mulcahy participated in the fiscal year 2004 bonus program described under Annual and Long-Term Cash Bonus Award Programs above. Under the terms of that program, the Committee awarded an annual bonus to Mr. Mulcahy based on the quantitative increase in earnings per share produced by the Company during the past fiscal year, as well as a subjective assessment of Mr. Mulcahy’s performance during the year. The Committee was especially pleased with his leadership in sustaining the Company’s earnings growth, directing the successful integration of the Schick-Wilkinson Sword business, motivating the management team, and, in particular, assisting the Board in its choice of his successor, Ward M. Klein, and working with Mr. Klein to prepare him to assume the position of Chief Executive Officer. Under the terms of the 2004 bonus program, the Committee gave Mr. Mulcahy the highest individual performance rating. In addition, because the Company’s actual earnings per share for fiscal year 2003 were exceeded during fiscal year 2004, the additional bonus opportunity created in fiscal year 2003, as described under Annual and Long-Term Cash Bonus Award Programs, became payable to him. The contingent bonus opportunity created in fiscal year 2004, as described in that section, will be paid to Mr. Mulcahy only if the Company equals or exceeds the earnings per share results for that fiscal year in fiscal year 2005.

In light of Mr. Klein’s appointment to serve as Chief Executive Officer of the Company upon Mr. Mulcahy’s retirement, the Committee has requested that its independent compensation consultant make recommendations as to an appropriate compensation package, given Mr. Klein’s new responsibilities, which recommendations will be considered by the Committee at its January, 2005 meeting. Until that time, Mr. Klein’s salary will continue at its current level.

Deductibility of Certain Executive Compensation

A feature of the Omnibus Budget Reconciliation Act of 1993 sets a limit on deductible compensation of $1,000,000 per year per person for those executives designated as Named Executive Officers in the Proxy Statement. The Company has mandated or reserved the right to mandate the deferral of certain bonus and salary payments to such officers. For fiscal year 2004, voluntary deferrals of payments under the Company’s annual and long-term cash bonus program, and mandated deferrals of bonus payments and an equity award, will effectively preserve the deductibility of essentially all compensation paid to the Named Executive Officers. While it is the general intention of the Committee to meet the requirements for deductibility, the Committee may approve payment of non-deductible compensation from time to time if unusual circumstances warrant it. The Committee will continue to review and monitor its policy with respect to the deductibility of compensation.

Conclusion

The Committee is satisfied that the compensation and long-term incentive plans provided to the executives of the Company are structured and operated to foster a performance-oriented culture and create strong alignment with the long-term best interests of the Company and its shareholders. It is also satisfied that compensation levels are reasonable in light of performance and the competitive environment for attracting and retaining executives.

John E. Klein - Chairman     Pamela M. Nicholson
Richard A. Liddy         John R. Roberts
William H. Danforth     W. Patrick McGinnis

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board of Directors consists entirely of non-employee directors that are independent, as defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange Listing Standards.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Committee’s responsibility is to monitor and oversee these processes.

With respect to the Company’s audited financial statements for the Company’s fiscal year ended September 30, 2004, management of the Company has represented to the Committee that the financial statements were prepared in accordance with generally accepted accounting principles and the Committee has reviewed and discussed those financial statements with management. The Audit Committee has also discussed with PricewaterhouseCoopers LLP, the Company’s independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 90 (Communication with Audit Committees) as modified or supplemented.

The Audit Committee has received the written disclosures from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No.1, Independence Discussions with Audit Committees), as modified or supplemented, and has discussed the independence of PricewaterhouseCoopers LLP with members of that firm. In doing so, the Committee considered whether the non-audit services provided by PricewaterhouseCoopers LLP were compatible with its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements for the fiscal year ended September 30, 2004 be included in the Company’s Annual Report on Form 10-K for that year.

John R. Roberts- Chairman        William H. Danforth
Pamela M. Nicholson            Richard A. Liddy
John E. Klein

PERFORMANCE GRAPH

The graph below is presented in accordance with SEC requirements. You are cautioned against drawing any conclusions from the data in the graph, as past results do not necessarily indicate future performance. The graph does not reflect the Company’s forecast of future financial performance.

Despite anything to the contrary in any of the Company’s previous SEC filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following graph as well as the Nominating and Executive Compensation Committee Report on Executive Compensation and the Audit Committee Report set forth above will not be incorporated by reference into any such filings.

The line graph below compares the annual percentage change in cumulative total shareholder return for the Company’s Common Stock with the cumulative total return of the Standard & Poor’s Midcap 400 and Midcap Electronics Indices.

DELIVERY OF DOCUMENTS

Householding of Annual Meeting Materials. The Securities and Exchange Commission has approved a rule permitting the delivery of a single set of annual reports and proxy statements to any household at which two or more shareholders reside, if the shareholders consent. Each shareholder will continue to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information you receive, as well as our expenses. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple shareholders who shared an address as of June 1, 2002, unless we received contrary instructions from the impacted shareholders prior to the mailing date. If you prefer to receive separate copies of our proxy statement or annual report, either now or in the future, we will promptly deliver, upon your written or oral request, a separate copy of the proxy statement or annual report, as requested, to any shareholder at your address to which a single copy was delivered. Notice should be given to the Secretary, Energizer Holdings, Inc., 533 Maryville University Drive, St. Louis, Missouri 63141 (Tel. No. (314) 985-2161.) If you are currently a shareholder sharing an address with another shareholder and wish to have only one proxy statement and annual report delivered to the household in the future, please contact us at the same address.

Electronic Delivery. For next year’s Annual Meeting of Shareholders, you can help us save significant printing and mailing expenses by consenting to access the proxy statement and annual report electronically over the Internet. If you choose to vote over the Internet, you can indicate your consent to electronic access to these documents by following the instructions at the Internet voting website noted on the enclosed proxy card. If you do not choose to vote over the Internet, or if you are not given the opportunity to consent to electronic access over the Internet, but would still like to consent, you may contact the Secretary, Energizer Holdings, Inc., 533 Maryville University Drive, St. Louis, Missouri 63141 (Tel. No. (314) 985-2161.) If you choose to receive the proxy statement and annual report electronically, then prior to next year’s annual meeting you will receive e-mail notification when the proxy statement and annual report are available for on-line review over the Internet. Your choice for electronic distribution will remain in effect indefinitely, unless you revoke your choice by sending written notice of revocation to the address noted above. However, if the e-mail notification is returned as “undeliverable”, a hard copy of the proxy materials and annual report will be mailed to your last known address.

SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

Any proposals to be presented at the 2006 Annual Meeting of Shareholders, which will be held on January 23, 2006, must be received by the Company, directed to the attention of the Secretary, no later than August 9, 2005 in order to be included in the Company’s proxy statement and form of proxy for that meeting. Upon receipt of any proposal, the Company will determine whether or not to include the proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies. The proposal must comply in all respects with the rules and regulations of the Securities and Exchange Commission and the Bylaws of the Company.

In order for a shareholder to nominate a candidate for director, under the Company’s Bylaws timely notice of the nomination must be received by the Company in advance of the meeting. Ordinarily, such notice must be received not less than 90, nor more than 120, days before the meeting (but if the Company gives less than 90 days’ (1) notice of the meeting or (2) prior public disclosure of the date of the meeting, then such notice must be received within 7 days after notice of the meeting is mailed or other public disclosure of the meeting is made), or prior to October 25, 2005 for the 2006 Annual Meeting. The notice of nomination must include, as to each person whom the shareholder proposes to nominate for election, the candidate’s name, age, business and residential address, and principal occupation for the previous 5 years, the nominee’s consent to being named as a nominee and to serving on the Board, and the number of shares of Common Stock beneficially owned by the nominee. To assist in the evaluation of shareholder-recommended candidates, the Committee may request that the shareholder provide certain additional information required to be disclosed in the Company’s proxy statement under Regulation 14A of the Securities Exchange Act of 1934. The shareholder nominating the candidate must also include his or her name and address, and the number of shares of Common Stock beneficially owned.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company prior to the time described in the preceding paragraph. Such notice must include a description of the proposed business and the reasons therefor, the name and address of the shareholder making the proposal, and the number of shares of Common Stock beneficially owned. These requirements are separate from and in addition to the requirements a shareholder must meet to have a proposal included in the Company’s Proxy Statement.

In each case, the notice must be given to the Secretary of the Company, whose address is 533 Maryville University Drive, St. Louis, Missouri 63141. A copy of the Company’s Bylaws will be provided without charge upon written request to the Secretary.

     By order of the Board of Directors,

     Timothy L. Grosch
     Secretary
December 9, 2004

2005 ANNUAL MEETING ADMISSION TICKET

ENERGIZER HOLDINGS, INC.
2005 ANNUAL MEETING OF SHAREHOLDERS
Tuesday, January 25, 2005
2:30 p.m. local time
Energizer World Headquarters
533 Maryville University Drive
St. Louis, Missouri 63141

Please present this ticket for admittance to the Annual Meeting.
Admittance will be based upon availability of seating.

tFOLD AND DETACH HERE AND READ THE REVERSE SIDEt
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ENERGIZER HOLDINGS, INC.
This Proxy is Solicited on Behalf of the Board of Directors
for the Annual Meeting of Shareholders on January 25, 2005

P R O X Y
This proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder. If no direction is made, this Proxy will be voted “FOR” Item 1. The undersigned hereby appoints J.P. Mulcahy and G.G. Stratmann as Proxies, with the power of substitution, to represent and to vote, as designated below, all the shares of the undersigned held of record on November 19, 2004, at the Annual Meeting of Shareholders to be held on January 25, 2005 and any adjournments thereof.

(Important - to be signed and dated on reverse side)

This proxy covers all Energizer Holdings, Inc. Common Stock you own in any of the following ways (provided the registrations are identical):
Shares held of record Energizer Holdings, Inc. Savings Investment Plan

VOTE BY TELEPHONE OR INTERNET
QUICK *** EASY *** IMMEDIATE

ENERGIZER HOLDINGS, INC.

■	You can now vote your shares electronically through the Internet or the telephone.
■	This eliminates the need to return the proxy card.
■	Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated, and returned the proxy card.

TO VOTE YOUR PROXY BY INTERNET
www.energizer.com

Have your proxy card in hand when you access the above website. Select “ENR Shareholder Proxy Voting”. Follow instructions on the website.

TO VOTE YOUR PROXY BY MAIL

Mark, sign, and date the proxy card below, detach it, and return it in the postage-paid envelope provided.

TO VOTE YOUR PROXY BY PHONE
1-800-293-8533

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. Follow instructions given to you on the phone.

PLEASE DO NOT RETURN THE BELOW CARD IF VOTED ELECTRONICALLY

tFOLD AND DETACH HERE AND READ THE REVERSE SIDEt
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Proxy by Mail

Please mark your vote like this ☒

ENERGIZER HOLDINGS, INC.	COMMON STOCK
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”:
1. Election of Directors For All Withhold For All Nominees Except ☐ ☐ ☐
Nominees: 01 Ward M. Klein, 02 Richard A. Liddy, 03 Joe R. Micheletto, 04 W. Patrick McGinnis, 05 Bill G. Armstrong, 06 John C. Hunter

To withhold authority to vote for any nominees listed above, mark the “For All Except” box and write the name(s) of the nominee(s) from whom you wish to withhold authority to vote in the space provided below.

Please be sure to sign and date this Proxy Card.
IF YOU WISH TO VOTE ELECTRONICALLY PLEASE READ THE INSTRUCTIONS BELOW
Mark box at right if you plan to attend the Annual Meeting on January 25, 2005. ☐

COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature_________________________________________________________Signature_________________________________________________________Date______________________
Please sign exactly as your name(s) appear(s) hereon. When signing as Attorney, Executor, Trustee, Guardian or Officer of a Corporation, please give title as such. For joint accounts, all named holders should sign. If you receive more than one proxy card, please sign all cards and return in the accompanying postage-paid envelopes.

December 9, 2004

Dear Savings Investment Plan Participant:

Enclosed are a proxy statement, a proxy and an Annual Report for the Annual Meeting of Shareholders of Energizer Holdings, Inc. to be held on January 25, 2005. The enclosed proxy relates to shares of Energizer Common Stock of which you are the record holder and to shares of Energizer Common Stock credited to your account in the Energizer Holdings, Inc. Savings Investment Plan (the “Plan”).

The Trustee of the Plan will vote all shares of Energizer Common Stock held in the Plan as of November 19, 2004. Shares credited to your account as of November 11, 2004 will be voted in accordance with your instructions on the enclosed proxy card. Any credited shares for which no instructions are received by the Trustee, and any shares in the Plan that were credited between November 11, 2004 and November 19, 2004, will be voted by the Trustee in the same proportion as the shares for which instructions were received from all participants in that Plan.

Please complete, sign and date the enclosed proxy. It should be returned, in the postage-paid envelope provided, to Continental Stock Transfer & Trust Company, which acts as tabulator. Alternatively, you may vote by telephone or via Internet. However you decide to vote, in order to provide the tabulator sufficient time to tabulate the votes, it has been requested that all proxies be returned, or votes be cast, as promptly as possible, but no later than January 24, 2005.

You may also have received additional proxy statements and proxies relating to other shares of Energizer Common Stock held by you. These proxies are not duplicates of the one enclosed and we ask that they also be voted as described in the instructions enclosed with them.

     J. PATRICK MULCAHY
     Chief Executive Officer